EXHIBIT 3



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                        MANUFACTURERS' SERVICES LIMITED,

                                 as the Company



                                      and



                                    BUYERS,

                               as defined herein



                         SECURITIES PURCHASE AGREEMENT


                           Dated as of March 12, 2002




                       5.25% Convertible Preferred Stock
                     and Warrants to Purchase Common Stock


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                         SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 12, 2002, by and among Manufacturers' Services Limited, a Delaware corporation (the "Company"), and the Buyers listed on the Schedule of Buyers attached hereto as Exhibit A (individually, a "Buyer" and, collectively, the "Buyers").

     THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

     A. In accordance with the terms and conditions of this Agreement, the Company has agreed to issue and sell, and the Buyers have agreed to purchase in the aggregate, (i) 830,000 shares, par value $.001 per share, of 5.25% Series A Convertible Preferred Stock of the Company (the "Series A Preferred") which shall be convertible into shares of the common stock, par value $.001 per share, (the "Common Stock") of the Company (as converted, the "Conversion Shares") and (ii) Warrants (such Warrants, substantially in the form attached hereto as Exhibit B, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the "Buyer Warrants") to purchase 1,612,281 shares of Common Stock (as exercised, collectively, the "Buyer Warrant Shares").

     B. To induce Robertson Stephens, Inc. ("Robertson") to act as exclusive placement agent with respect to the offering of the Series A Preferred and the Buyer Warrants (the "Offering"), the Company has agreed (i) to issue Warrants (such Warrants, substantially in the form attached hereto as Exhibit B, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the "Robertson Warrants" and, together with the Buyer Warrants, the "Warrants") to purchase (A) the number of shares of Common Stock set forth on the Schedule of Fees attached hereto as Exhibit C (the "Schedule of Fees") and (B) in the event that Robertson, with the consent of the Company, exercises the Over-Allotment Option (as defined below), an additional number of shares of Common Stock set forth on the Schedule of Fees (as exercised collectively, the "Robertson Warrant Shares" and, together with the Buyer Warrant Shares, the "Warrant Shares"), and (ii) to grant Robertson an option, exercisable only with the consent of the Company (the "Over-Allotment Option"), which may be exercised at any time and from time to time within the sixty (60) days after the Closing Date, to place additional Series A Preferred and Warrants after the Closing Date, so that the Offering is up to an aggregate of 1,030,000 shares of Series A Preferred and Warrants to purchase 2,000,781 Warrant Shares.

     C. Contemporaneously with the execution and delivery of this Agreement, certain of the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain of the Buyers and Robertson with the benefit of certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and applicable state securities laws, on the terms and subject to the conditions set forth therein.

     NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the Buyers hereby agree as follows:

     SECTION 1. Purchase and Sale of Series A Preferred and Warrants.

     (a) Purchase of Series A Preferred and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 of this Agreement, the Company shall issue and sell to each Buyer, and each Buyer severally and not jointly agrees to purchase from the Company, such number of shares of Series A Preferred and the Buyer Warrants to purchase the aggregate number of shares of Common Stock in the respective amounts, set forth opposite such Buyer's name on the Schedule of Buyers attached hereto as Exhibit A (the "Closing"). The Company shall issue to each Buyer one share of Series A Preferred and Warrants to purchase 1.9425 Warrant Shares for each Fifty United States Dollars ($50.00) tendered by each such Buyer.

     (b) The Closing. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York time, on March 14, 2002, subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 of this Agreement. The Closing shall occur on the Closing Date at the offices of Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts.

     (c) Form of Payment. On the Closing Date, (i) each Buyer shall pay the Company for the shares of Series A Preferred and the related Buyer Warrants to be issued and sold to such Buyer on the Closing Date, by wire transfer of immediately available funds in accordance with the Company's written wire instructions attached hereto on Schedule A, (ii) the Company shall reimburse each Buyer for its reasonable expenses to the extent required by Section 4(j) of this Agreement, and (iii) the Company shall deliver to each Buyer certificates in the name of each Buyer representing the number of shares of Series A Preferred which such Buyer is then purchasing hereunder, along with Warrants representing the related number of Warrant Shares, duly executed on behalf of the Company and registered in the name of such Buyer.

     SECTION 2. Buyer's Representations and Warranties. Each Buyer represents and warrants to the Company with respect to only itself that as of the date hereof:

     (a) Investment Purpose. Such Buyer (i) is acquiring the Series A Preferred and the Warrants, (ii) upon conversion of the Series A Preferred owned by it, will acquire the Conversion Shares then issuable upon conversion thereof, and
(iii) upon exercise of the Warrants held by it, will acquire the Warrant Shares then issuable upon exercise thereof (the Series A Preferred, the Conversion Shares, the Warrants and the Warrant Shares collectively are referred to herein as the "Securities") for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt from registration under the Securities Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term; provided, further, that any disposition shall be in accordance with or pursuant to a registration statement or an exemption under the Securities Act.


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     (b) Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act and was not organized for the specific purpose of acquiring the Securities.

     (c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein and in the applicable Warrant in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

     (d) Information. Such Buyer (i) has been furnished with or believes it has had full access to all of the information that it considers necessary or appropriate for deciding whether to purchase the Series A Preferred, the Warrants, the Conversion Shares and the Warrant Shares, (ii) has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities, (iii) can bear the economic risk of a total loss of its investment in the Series A Preferred and the Warrants and (iv) has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall limit, modify, amend or affect the Company's representations and warranties contained in this Agreement and such Buyer's right to rely thereon.

     (e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

     (f) Transfer or Resale. Such Buyer understands that, except as provided in the Registration Rights Agreement (and to the extent applicable in the Amended and Restated Stockholders Agreement dated as of June __, 2000 among the parties listed on the signature pages thereto (the "Original Stockholders Agreement"), the Securities have not been, and the Series A Preferred and the Warrants will not be, registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred without registration under the Securities Act or an exemption therefrom and that, in the absence of an effective registration statement under the Securities Act, such Securities may only be sold under certain circumstances as set forth in the Securities Act. In that connection, such Buyer is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.

     (g) Legends.

          (1) Such Buyer understands that any certificate evidencing shares of Series A Preferred and any certificate evidencing such Warrant (and all securities issued in exchange therefor or in substitution thereof, other than Common Stock, if any, issued upon conversion thereof (in the case of


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     a share of Series A Preferred) or upon exercise thereof (in the case of a
     Warrant), which shall bear the legend set forth in Section 2(g)(2) of this Agreement, if applicable) shall bear a legend in substantially the following form:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

     The Company shall place the following legend on any Warrant or certificate representing shares of Series A Preferred, as appropriate, held by or transferred to an "affiliate" (as defined in Rule 501(b) of Regulation D under the Securities Act) of the Company:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD ONLY IN COMPLIANCE WITH RULE 144, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

     The legends set forth above shall be removed and the Company shall issue a new certificate representing shares of Series A Preferred or Warrants, as appropriate, of like tenor and number of shares, as appropriate, and which shall not bear the restrictive legends required by this Section 2(g)(1), if the holder of the Securities has not been an "affiliate" (as defined in Rule 501(b) of Regulation D under the Securities Act) during the preceding three (3) months, upon expiration of the two year holding period under Rule 144(k) of the Securities Act (or any successor rule).

          (2) Such Buyer understands that any stock certificate representing Conversion Shares or Warrant Shares shall bear a legend in substantially the following form (unless (i) such Conversion Shares or Warrant Shares have been transferred or sold pursuant to an effective registration statement, (ii) such Conversion Shares or Warrant Shares, as appropriate, have been transferred or sold pursuant to the exemption from registration


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     provided by Rule 144 under the Securities Act, (iii) such Conversion
     Shares or Warrants Shares, as appropriate, may be transferred pursuant to Rule 144(k) under the Securities Act, or (iv) unless otherwise agreed by the Company in writing with written notice to the transfer agent):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

     The Company shall instruct the transfer agent to place the following legend on any certificate evidencing Conversion Shares or Warrant Shares held by or transferred to an "affiliate" (as defined in Rule 144(a)(1) under the Securities Act) of the Company:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD ONLY IN COMPLIANCE WITH RULE 144, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

     The legend set forth above shall be removed and the Company shall issue the relevant Securities without such legend to the holder of the Securities upon which it is stamped, (i) if such Securities are registered for resale under the Securities Act and have been transferred or sold pursuant to an effective registration statement, (ii) if, in connection with a sale transaction, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) if the holder of the Securities has not been an "affiliate" (as defined in Rule 501(b) of Regulation D under the Securities
Act) during the preceding three (3) months, upon expiration of the two-year period under Rule 144(k) of the Securities Act (or any successor rule). The Company shall not require such opinion of counsel for the sale of Securities in accordance with Rule 144 of the Securities Act, provided the Seller provides



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such representations that the Company shall reasonably request confirming compliance with the requirements of Rule 144.

          (3) Such Buyer understands that, in the event Rule 144(k) as promulgated under the Securities Act (or any successor rule) is amended to change the two-year or three-month periods under Rule 144(k) (or the corresponding periods under any successor rule), (i) each reference in Sections 2(g)(1) and 2(g)(2) of this Agreement to "two (2) years" or the "two-year period" and to "three (3) months" shall be deemed for all purposes of this Agreement to be references to such changed period or periods, and (ii) all corresponding references in the Series A Preferred and Warrants shall be deemed for all purposes to be references to the changed period or periods, provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws.

     (h) Authorization; Enforcement; Validity. Each of this Agreement and, to the extent such Buyer is a party thereto, the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its respective terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

     (i) Residency. Such Buyer is a resident of that country or state specified in its address on the Schedule of Buyers attached hereto as Exhibit A.

     (j) No Conflicts. The execution and performance of each of this Agreement and, to the extent such Buyer is a party thereto, the Registration Rights Agreement do not conflict with any agreement to which such Buyer is a party or is bound thereby, any court order or judgment addressed to such Buyer, or the constituent documents of such Buyer.

     SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Robertson and each of the Buyers that as of the date hereof subject to such exceptions as set forth in a Disclosure Schedule:

     (a) Organization and Qualification. The Company and its "Subsidiaries" (which, for purposes of this Agreement, means any entity in which the Company, directly or indirectly, owns a majority of the capital stock or other equity or similar interests) are corporations, partnerships or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate, limited liability company or partnership power and authorization to own their properties and to carry on their business as now being conducted. Copies of the Company's Certificate of Incorporation and Bylaws, and all amendments thereto, have been filed as exhibits to the Company's SEC Documents, are in full effect and have not been modified. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, partnership or limited liability company to do business and is in good standing in every jurisdiction in which its


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ownership of property or the nature of the business conducted and proposed to be conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). A complete list of Subsidiaries is set forth on Schedule 3(a).

     (b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5 of this Agreement) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof. On or before the Closing Date, the Company will have duly adopted, executed and filed with the Secretary of State of the State of Delaware a Certificate of Designations in the form set forth in Exhibit E hereto (the "Certificate Amendment") establishing the terms and the rights and preferences of the Series A Preferred and the Company has not adopted or filed any other document designating terms, rights or preferences of its preferred stock. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Series A Preferred, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, the issuance of the Warrants and the reservation for issuance and the issuance of the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required of the Company's Board of Directors or shareholders. The Transaction Documents have been duly executed and delivered by the Company. The Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     (c) Capitalization. Except for any shares issuable upon exercise of options issued pursuant to employee benefit plans disclosed in the Company's SEC Documents, the capitalization of the Company is as described in the Company's SEC Documents. All of the Company's outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. The Company's Common Stock is registered pursuant to Section 12(b) of the Exchange Act of 1934, and is listed for trading on the Principal Market (as defined below). Except as set forth in this Agreement, the Registration Rights Agreement and as set forth in the SEC Documents, (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital


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stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries (other than any such options, warrants, scrip, rights, calls, commitments, securities, understandings and arrangement outstanding under plans disclosed in the SEC Documents (as defined below)); (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; (vi) the Company does not have any stock appreciation rights or "phantom" stock plans or agreements or any similar plan or agreement; (vii) to the Company's knowledge,
(A) no current officer or director who individually owns one percent (1%) or more of the Company's outstanding capital stock or (B) other beneficial owner of five percent (5%) or more of the Company's outstanding capital stock, has pledged shares of the Company's capital stock in connection with a margin account or other loan secured by such capital stock; and (viii) to the Company's knowledge, the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses.

     (d) Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms of the applicable Transaction Documents, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof, other than any liens or encumbrances created by or imposed by the Buyers, and shall not be subject to preemptive rights or other similar rights of shareholders of the Company. As of the Closing, at least 9,218,930 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(e) of this Agreement) will have been duly authorized and reserved for issuance upon conversion of the Series A Preferred and exercise of the Warrants. Upon conversion or issuance in accordance with the terms of the Series A Preferred or upon exercise or issuance in accordance with the terms of the Warrants, as applicable, the Conversion Shares and the Warrant Shares, as the case may be, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, other than any liens or encumbrances created by or imposed by the Buyers, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of each of the Buyers in this Agreement, the issuance by the Company of the Securities is exempt from registration under the Securities Act and state securities laws.

     (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Articles of Incorporation or the Bylaws; (ii) conflict with, or constitute a default (or an event


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which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any material term of or in default under its Articles of Incorporation, Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as disclosed on Schedule 3(e) of this Agreement, specifically contemplated by this Agreement, as required under the Securities Act or as required by Blue Sky filings (but only to the extent that such filings may be made after the Closing), the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents. Except as disclosed in Schedule 3(e) of this Agreement, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and copies of such consents, authorizations, orders, filings and registrations have been delivered to the Buyers. The Company is not in violation of the listing requirements of the Principal Market, and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. The Company and its Subsidiaries are currently unaware of any facts or circumstances which might give rise to any of the foregoing events set forth in this paragraph.

     (f) SEC Documents; Financial Statements. Since June 22, 2000, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of the date of filing of such SEC Documents, each such SEC Document, as it may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Document. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by the Company with the Commission prior to the date


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


hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied in the United States, during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes, may be condensed or summary statements and may be subject to normal year end adjustments), corresponds to the books and records of the Company and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. The SEC Documents, the Confidential Private Placement Memorandum dated as of March 12, 2002 (the "Confidential Private Placement Memorandum") and the other written information provided by or on behalf of the Company to the Buyers, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. The Company satisfies the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement) and does not have any knowledge or reason to believe that it does not satisfy such requirements or any knowledge of any fact which would reasonably result in its not satisfying such requirements. The Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which the Company is a party or by which the Company is bound which has not been previously filed as an exhibit to its reports filed with the Commission under the Exchange Act.

     (g) Absence of Litigation. Except as disclosed in the section titled "Legal Proceedings" in the Company's Annual Report on Form 10-K for the period ended December 31, 2000, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened in writing against the Company or any of the Subsidiaries or any of the Company's or the Subsidiaries' officers or directors in their capacities as such.

     (h) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of the Securities contemplated by this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would cause the offering of the Securities contemplated by this Agreement to be integrated with other offerings

     (i) Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, trade dress, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, technology licenses, approvals, governmental authorizations, trade secrets, and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct their respective businesses as now conducted and as currently contemplated to be conducted by them as described in the SEC Documents, except where the failure to currently own or possess would not have a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property rights of others. There is no claim, action or proceeding being made by the Company or its Subsidiaries regarding the Intellectual Property rights of the Company or its Subsidiaries or, to the Company's knowledge, brought or currently threatened against the Company or its Subsidiaries regarding the Intellectual Property rights of or the use of any Intellectual Property by the Company or its Subsidiaries of any third party that, if the subject of an unfavorable decision, ruling or finding would have a Material Adverse Effect.

     (j) Insurance. The Company and each of its Subsidiaries have paid all premiums due under the insurance policies maintained by them and such policies are in full force and effect.

     (k) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted (the "Permits"), and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such Permit.

     (l) Tax Status. The Company and each of its Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges due with respect to the periods covered by such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves on its books, and (iii) has paid or set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause
(i) above) apply. There are no unpaid taxes that are individually or in the aggregate material in amount claimed to be due by the taxing authority of any jurisdiction.

     (m) Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles of Incorporation, the laws of the state of its incorporation or the laws of any other state which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers' ownership of the Securities.

     (n) Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the

Company or any Subsidiary used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     (o) Transactions With Affiliates. Except as set forth on Schedule 3(o), the fees payable to Credit Suite First Boston pursuant to Section 3(p) or as disclosed in the SEC Documents, and other than the grant of stock options granted pursuant to the Company's employee benefit plans or director stock option plans, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than in connection with the provision of services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, such that the transaction would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

     (p) Brokers and Finders. Except for fees payable to Robertson as placement agent and to Credit Suisse First Boston Corporation, no brokers, finders or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement.

     (q) Absence of Certain Changes. Except as disclosed in the SEC Documents available on the EDGAR system, since November 14, 2001, there has been no change or development that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (r) No Material Non-Public Information. Except for the issuance of the Securities and the transactions contemplated by this Agreement, the Company has not provided the Buyers with material non-public information.

     SECTION 4. Covenants.

     (a) Obligations. Each party shall timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

     (b) Form D and Blue Sky. The Company agrees to file timely a Form D with the Commission with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all timely filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

     (c) Reporting Status. With a view to making available to the Investors (as that term is defined in the Registration Rights Agreement) the benefits of Rule 144 promulgated under the Securities Act or any similar rule or regulation of the Commission that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company shall:
(i) make and keep public information available, as those terms are understood and defined in Rule 144; (2) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (3) furnish to each Investor, so long as such Investor owns Registrable Securities (as that term is defined in the Registration Rights Agreement) (the "Reporting Period"), promptly upon request,
(A) a written statement by the Company, if true, that it has complied with the applicable reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration under the Securities Act.

     (d) Use of Proceeds. The Company intends to use the net proceeds from the sale of the Series A Preferred and the Warrants for working capital and general corporate purposes, which may include capital expenditures, reduction of indebtedness and potential acquisitions.

     (e) Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, a number of shares of Common Stock (the "Reservation Amount") no less than (i) one hundred ten percent (110%) of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all of the Series A Preferred without regard to any limitations on conversions or exercise and the issuance of four (4) quarterly dividend payments on the Series A Preferred assuming the Market Value (as defined in the Certificate Amendment) of the Common Stock is $5.85 and (ii) one hundred percent (100%) of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all Warrants.

     (f) Listing. The Company shall promptly use its best efforts to secure the listing of all of the Conversion Shares and Warrant Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Conversion Shares and Warrant Shares from time to time issuable under the terms of the Transaction Documents. So long as any Securities are outstanding, the Company shall maintain the Common Stock's authorization for quotation or listing on The New York Stock Exchange, Inc. (the "NYSE"), the American Stock Exchange, Inc. ("AMEX") or The Nasdaq National Market or SmallCap Market ("NASDAQ") (as applicable, the "Principal Market"). The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(f).

     (g) Filing of Form 8-K. On or before the third Business Day following the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such

Current Report on Form 8-K (i) this Agreement, (ii) the form of Warrants and
(iii) the Registration Rights Agreement, each in the form required by the Exchange Act. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are required by law to remain closed

     (h) Stockholder Approval of Securities Issued to CSFB Entities. As soon as possible after the date hereof, but in no event later than May 15, 2002, the Company shall convene a meeting of shareholders for the purpose of obtaining shareholder approval required by the applicable policies, rules or regulations of the NYSE (the "NYSE Approval"), of (i) the issuance of Securities to DLJ Merchant Banking Partners, L.P., DLJ International Partners C.V., DLJ Offshore Partners, C.V. and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "CSFB Entities") pursuant to this Agreement in the amounts set forth on Exhibit A and (ii) the potential issuance of a number of Conversion Shares and Warrant Shares greater in the aggregate than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Closing Date. The Company agrees to use its best efforts to obtain such votes as may be required for the NYSE Approval, including recommending to the stockholders to vote in favor of the NYSE Approval, and shall vote all shares for which the Company holds proxies (unless otherwise directed by the stockholders submitting such proxy), or is otherwise entitled to vote, in favor of the NYSE Approval. The CSFB Entities shall vote, or shall submit to the Company their proxy to vote, all shares of Common Stock (other than shares of Common Stock that are also Securities) held by them in favor of the NYSE Approval. The Company shall bear all expenses in connection with the holding of such meeting, including the costs and expenses of the preparation, filing and distribution of the proxy statement. The Company shall provide the CSFB Entities and their counsel a reasonable opportunity to review and comment upon the proxy statement relating to the NYSE Approval prior to the filing of such proxy statement with the SEC. Each of the Buyers agrees not to vote any Securities held by it in favor of or against the NYSE proposal and not to give any proxies to vote any of the Securities with respect to the NYSE Approval.

     (i) Expenses. Subject to Section 9(o) of this Agreement, at the Closing, the Company shall reimburse the Buyers for the Buyers' reasonable out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, up to a maximum of $50,000 in the aggregate, which amount shall be paid by the Company to the Buyers concurrently with the Company's receipt of the Purchase Price at the Closing.

     (j) Additional Securities. For so long as any Buyer beneficially owns any Securities, the Company will not issue any Series A Preferred or Warrants other than to the Buyers as contemplated hereby; provided, however, that the Company may, upon receipt of written notice from Robertson of its election to exercise the Over-Allotment Option, issue up to an additional 200,000 shares of Series A Preferred (collectively, the "Additional Series A Preferred") and Warrants to purchase 388,502 Warrant Shares (collectively, the "Additional Warrants" and, together with the Additional Series A Preferred, the "Additional Securities") within sixty (60) days after the Closing Date on identical terms and conditions as those set forth in the Transaction Documents. The parties hereto agree to amend the Transaction Documents as is reasonably necessary to provide solely for the issuance of the Additional Securities.

     (k) Violation of Laws. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. .

     (l) CUSIP Numbers. The Company in issuing the Securities shall use "CUSIP" numbers (if then generally in use), and shall use such "CUSIP" numbers in notices to holders as a convenience to holders thereof; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice to such holders and that reliance may be placed only on other identification numbers printed on such Securities, and any such Company action referenced in such notice (including, without limitation, redemption or automatic conversion of Series A Preferred) shall not be affected by any defect in or omission of such numbers.

     (m) Agreements of the CSFB Entities.

          (i) Each of the CSFB Entities agrees that it will not convert any Series A Preferred into shares of Common Stock or exercise any Warrants for shares of Common Stock prior to the date the NYSE Approval is obtained. Each of the CSFB Entities also agrees that it will not, during the period commencing on the date hereof and ending on the date that is six months from the Closing Date (the "Lock-Up Period"), (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or
(y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Each of the CSFB Entities further agrees that it will not make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock during the period referred to in the preceding sentence. Notwithstanding the foregoing, if the Company proposes to register any of its securities under the Securities Act in an underwritten offering during the Lock-Up Period, the Company shall give notice to each of the CSFB Entities of its intention to effect such a registration prior to the filing with the Commission of such registration statement in accordance with the terms of the Original Stockholders Agreement. Upon written request from any of the CSFB Entities, the Company shall use its best efforts to cause the number of Conversion Shares and Warrant Shares held by such CSFB Entity and referred to in such request to be included in such registration statement in accordance with the terms of the Original Stockholders Agreement.

          (ii) Each of the CSFB Entities agrees to vote any voting securities of the Company with respect to which it has voting power in favor of the NYSE Approval (other than the Securities).

          (iii) Each of the CSFB Entities agrees that the resale of the Conversion Shares and Warrant Shares underlying the Series A Preferred and Warrants it purchases pursuant to this Agreement, or any shares of capital stock issued in respect of such Conversion Shares,

Warrant Shares, Series A Preferred or Warrants, shall not be registered pursuant to the shelf registration statement to be filed by the Company in accordance with the Registration Rights Agreement.

     (n) Amendment or Supplement to Confidential Private Placement Memorandum. If, at any time prior to the Closing Date, any event with respect to the Company shall occur which is required to be described in the Confidential Private Placement, such event shall be so described, and an appropriate amendment or supplement shall be prepared by the Company.

     (o) Action to Eliminate Conflicts. On or before the date on which a dividend, Optional Make Whole Payment or Make Whole Payment is due and payable pursuant to the Certificate Amendment, the Company shall have taken such action so that the payment will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 5. Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agents, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at the Depositary Trust Company ("DTC"), registered in the name of Robertson and each Buyer or their respective nominee(s), for the Conversion Shares and Warrant Shares in such amounts as specified from time to time by Robertson or a Buyer to the Company upon conversion of the Series A Preferred or exercise of the Warrants, as applicable and in accordance with their respective terms (the "Irrevocable Transfer Agent Instructions"), substantially in the form attached hereto as Exhibit F. Prior to transfer or sale pursuant to a registration statement or Rule 144 under the Securities Act of the Conversion Shares and the Warrant Shares, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company represents and warrants that no instruction inconsistent with the Irrevocable Transfer Agent Instructions referred to in this Section 5 will be given by the Company to its transfer agent and that the Securities shall be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Warrants and the Registration Rights Agreement, except as may be required by law. If a Buyer provides the Company with an opinion of counsel, in form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of Securities has been made without registration under the Securities Act or that the Securities can be sold pursuant to Rule 144(k), the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates, or credit shares to one or more balance accounts at DTC, in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this
Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     SECTION 6. Conditions to the Company's Obligation to Close. The obligation of the Company to issue and sell the Series A Preferred and the Warrants to each respective Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions with respect to such Buyer, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing such Buyer with prior written notice thereof:

     (a) Transaction Documents. Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

     (b) Payment of Purchase Price. Such Buyer shall have delivered to the Company the purchase price for the Series A Preferred and the Warrants being purchased by such Buyer at the Closing, by wire transfer of immediately available funds pursuant to the wire instructions attached hereto as Schedule A.

     (c) Representations and Warranties; Covenants. The representations and warranties of such Buyer shall be true, correct and complete in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 2 above, in which case such representations and warranties shall be true, correct and complete without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date (which shall be true, correct and complete as of such date)), and such Buyer shall have performed, satisfied and complied with in all material respects the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

     SECTION 7. Conditions to Each Buyer's Obligation to Purchase. The obligation of each Buyer hereunder to purchase the Series A Preferred and the Warrants set forth opposite such Buyer's name on Exhibit A attached hereto from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

     (a) Transaction Documents. The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

     (b) No Delisting of Common Stock. The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) shall not have been suspended by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened either (A) in writing by the Commission or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

     (c) Representations and Warranties; Covenants. The representations and warranties of the Company shall be true, correct and complete in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of this Agreement, in which case such representations and warranties shall be true, correct and complete without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date (which shall be true, correct and complete as of such date)) and the Company shall have performed, satisfied and complied with in all material respects the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect.

     (d) Opinion of Counsel. The Company shall have delivered to such Buyer the opinion of Hale and Dorr LLP, dated as of the Closing Date, in the form of Exhibit G, attached hereto.

     (e) Delivery of Series A Preferred and Warrants. The Company shall have executed and delivered to such Buyer certificates for the Series A Preferred and the Warrants (in such denominations as such Buyer shall reasonably request) being purchased by such Buyer at the Closing.

     (f) Reservation of Common Stock. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, the number of shares of Common Stock equal to the Reservation Amount.

     (g) Irrevocable Transfer Agent Instructions. The Company shall have delivered the Irrevocable Transfer Agent Instructions, in the form of Exhibit F attached hereto, to the Company's transfer agent.

     (h) Good Standing Certificates. The Company shall have delivered to such Buyer (i) a certificate evidencing the incorporation and good standing of the Company in Delaware issued by the Secretary of State of Delaware as of a recent date; and (ii) a certificate of good standing (or appropriate counterpart) from the appropriate governmental authority in each domestic jurisdictions in which Subsidiaries are incorporated or organized as of a recent date.

     (i) Secretary's Certificate. The Company shall have delivered to such Buyer a secretary's certificate, dated as of the Closing Date, certifying as to
(i) adoption of the form of resolutions of the Board of Directors of the Company consistent with Section 3(b) of this Agreement and in a form reasonably acceptable to such Buyer, (ii) the Articles of Incorporation and (iii) the Bylaws, each as in effect at the Closing.

     (j) Filings; Authorizations. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws, and shall have obtained all authorizations, approvals and permits necessary to consummate the transactions contemplated by the Transaction Documents and such authorizations, approvals and permits shall be effective as of the Closing Date.

     (k) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order or decree, and no other legal restraint or prohibition shall exist which prevents or arguably prevents the consummation of the transactions contemplated by the Transaction Documents, nor shall any proceeding have been commenced or threatened with respect to the foregoing.

     (l) No Material Adverse Effect. Between the time of execution of this Agreement and the Closing Date, (i) no Material Adverse Effect shall occur or become known (whether or not arising in the ordinary course of business) and
(ii) no transaction which is material and unfavorable to the Company shall have been entered into by the Company.

     (m) Payment of Fees. The Company shall have satisfied its obligations under Section 9(p) of this Agreement.

     SECTION 8. Indemnification.

     (a) Indemnification by the Company. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and Robertson's agreement to act as exclusive placement agent and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Robertson and each Buyer and each other holder of the Securities and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, "Claims"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents, (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (iii) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Subject to Section 8(b) of this Agreement, the Company shall reimburse the Indemnitees, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with the investigating or defending any such Claim.

     (b) Procedures for Indemnification. Promptly after an Indemnitee has knowledge of any Claim as to which such Indemnitee reasonably believes indemnity may be sought or promptly after such Indemnitee receives notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnitee shall, if a Claim in respect thereof is to be made against any the Company under this

Section 8, deliver to the Company a written notice of such Claim, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel if, in the reasonable opinion of counsel retained by the Company, the representation by such counsel of the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and the Company; provided, further, that the Company shall not be responsible for the reasonable fees and expense of more than one (1) separate legal counsel for such Indemnitee. In the case of an Indemnitee, the legal counsel referred to in the immediately preceding sentence shall be selected by the Buyers holding at least a majority in interest of the Securities to which the Claim relates. The Indemnitee shall cooperate fully with the Company in connection with any negotiation or defense of any such action or Claim by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action or Claim. The Company shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any Claim effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a full release from all liability in respect to such Claim and action and proceeding. After indemnification as provided for under this Agreement, the rights of the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company as provided in this Agreement shall not relieve the Company of any liability to the Indemnitee under this Section 8, except to the extent that the Company is prejudiced in its ability to defend such action.

     (c) Survival of Indemnification Obligations. The obligations of the Company under this Section 8 shall survive the transfer of the Securities by the Indemnitees.

     SECTION 9. Miscellaneous.

     (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     (b) Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

     (c) Headings. The headings of this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (d) Entire Agreement. This Agreement, the Registration Rights Agreement, the Certificate Amendment and the Warrants and the documents referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the Registration Rights Agreement, the Certificate Amendment and the Warrants supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

     (e) Consents. All consents and other determinations required to be made by Buyers pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Buyers holding at least a majority of the Series A Preferred held by Buyers then outstanding.

     (f) Waivers. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and by Investors holding at least a majority of the Series A Preferred held by Buyers then outstanding. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Series A Preferred then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Conversion Shares, as the case may be.

     (g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile; or (iii) one
(1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

     If to the Company:

          Manufacturers' Services Limited
          300 Baker Avenue, Suite 106
          Concord, Massachusetts 01742
          Telephone: (978) 287-5630
          Facsimile: (978) 287-5635
          Attention: Chief Executive Officer
                     and General Counsel

     with a copy to:

          Hale and Dorr LLP
          60 State Street
          Boston, Massachusetts 02109
          Telephone: (617) 526-6000
          Facsimile: (617) 526-5000
          Attention: John A. Burgess, Esq.

     If to Robertson Stephens:

          Robertson Stephens, Inc.
          555 California Street
          Suite 2600
          San Francisco, California 94101
          Telephone: (415) 676-2886
          Facsimile: (415) 982-2488
          Attention: Mr. James Anderson
                     Mr. Matt Seedorf
                     Mr. David Fullerton

     with a copy to:

          Gibson, Dunn & Crutcher LLP
          1050 Connecticut Avenue NW
          Washington, DC 20036
          Telephone: (202) 955-8500
          Facsimile: (202) 467-0539
          Attention: Brian Lane, Esq.

     If to Legal Counsel:

          Gibson, Dunn & Crutcher LLP
          1050 Connecticut Avenue NW
          Washington, DC 20036
          Telephone: (202) 955-8500
          Facsimile: (202) 467-0539
          Attention: Brian Lane, Esq.

     If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers attached hereto as Exhibit A, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (C) provided by a courier or overnight courier service shall be rebuttal evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

     (h) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     (i) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     (j) Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person other than Robertson.

     (k) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     (l) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the Conversion Shares and Warrant Shares, determined as if all of the Series A Preferred held by Buyers then outstanding have been converted into Conversion Shares and all Warrants then outstanding have been exercised for Warrant Shares without regard to any limitations on conversion of the Series

A Preferred or on the exercise of the Warrants. A Buyer may assign some or all of its rights and obligations hereunder without the consent of the Company; provided, however, that the transferee has agreed in writing to be bound by the applicable provisions of this Agreement and provided, further, that such assignment shall be in connection with a transfer of all or a portion of the Series A Preferred and Warrants held by such Buyer and subject to the terms and conditions of the Series A Preferred and Warrants, as applicable.

     (m) Survival. Unless this Agreement is terminated under Section 9(o) of this Agreement, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 of this Agreement, and the indemnification provisions set forth in Section 8 of this Agreement, the agreements and covenants set forth in Sections 4, 5 and 9 of this Agreement shall survive until such time as no Series A Preferred, Conversion Shares, Warrants or Warrant Shares remain outstanding. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

     (n) Publicity. The Company and Robertson shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated by the Transaction Documents. Robertson has the right to describe its services to the Company in connection with the Offering and to reproduce the Company's name and logo in Robertson's advertisements, marketing materials and equity research reports, if any, in the form previously approved by the Company and subject to the prior approval of the Company, which shall not be unreasonably withheld, such additional uses as Robertson may from time to time request.

     (o) Termination. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 of this Agreement (and the nonbreaching party's failure to waive such unsatisfied conditions), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(o), the Company shall remain obligated to reimburse any nonbreaching Buyer for the expenses described in Section 4(i) of this Agreement.

     (p) Placement Agent. The Company acknowledges that it has engaged Robertson as placement agent in connection with the sale of the Series A Preferred and the Warrants and that the compensation of such agent is as set forth on the Schedule of Fees attached hereto as Exhibit C. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

     (q) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

     (r) Payment Set Aside. To the extent that the Company makes a payment or payments to any Buyer hereunder or pursuant to any of the other Transaction Documents, or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     IN WITNESS WHEREOF, the parties have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

                                          "COMPANY"

                                          MANUFACTURERS' SERVICES LIMITED


                                          By:
                                             ----------------------------------
                                             Its:
                                                 ------------------------------


ACKNOWLEDGED AND AGREED:


"ROBERTSON"

ROBERTSON STEPHENS, INC.


By:
   ----------------------------------
   Its:
       ------------------------------





                    [Signatures of Buyers on Following Page]

               [SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]


                                   "BUYER"


                                   -------------------------------------------
                                     (print full legal name of Buyer)

                                   By:
                                      ----------------------------------------
                                      (signature of authorized representative)

                                   Name:
                                        --------------------------------------
                                   Its:
                                       ---------------------------------------

                                   EXHIBIT A

                               SCHEDULE OF BUYERS


                                                   Number of Shares
                                                     of Series A       Number of
               Name of Buyers                         Preferred        Warrants
-------------------------------------------------  ----------------    --------
Castle Creek Technology Partners, LLC                     30,000        58,275
PCM Partners L.P.                                         57,000       110,723
PCM Ventures International                                 3,000         5,828
Cohanzick Partners, LP                                     5,000         9,713
Cohanzick High Yield Partners, LP                          5,000         9,713
DLJ Merchant Banking Partners, L.P.                      128,471       249,555
DLJ International Partners, C.V.                          68,408       132,883
DLJ Offshore Partners, C.V.                                3,762         7,308
DLJ Securities Corporation                                99,359       193,005
Deephaven Private Placement Trading Ltd.                  20,000        38,850
Deutsche Bank AG                                          20,000        38,850
AIG DKR SoundShore Private Investors Holding
  Fund Ltd.                                               10,000        19,425
AIG DKR SoundShore Holdings Ltd.                          13,800        26,807
AIG DKR SoundShore Opportunity Holding Fund Ltd.           9,200        17,871
AIG DKR SoundShore Strategic Holding Fund                  7,000        13,598
Capital Ventures International                             5,000         9,713
Capital Ventures International                             5,000         9,713
Capital Ventures International                             5,000         9,713
Capital Ventures International                             5,000         9,713
Purchase Associates LP                                    14,100        27,389
Levco Alternative Fund                                    45,900        89,161
J.P. Morgan Securities, Inc.                              20,000        38,850
Quantico Partners                                         20,000        38,850
Halifax Fund L.P.                                         40,000        77,700
Portside Growth and Opportunity Fund                      20,000        38,850
SF Capital Partners Ltd.                                 100,000       194,250
Special Situations Private Equity Fund, L.P.              30,000        58,275
Victus Capital, LP                                        40,000        77,700

                                   EXHIBIT B

                                FORM OF WARRANT

                                   EXHIBIT C

                                SCHEDULE OF FEES

Fees Payable to Robertson:

Cash Compensation:                         $2,437,500

Robertson Warrants:                        Warrants to purchase 102,953 shares
                                           of Common Stock

If Over-Allotment Option is exercised:

     Additional Cash Compensation:         7.5% of the aggregate purchase price
                                           of Additional Series A Preferred
                                           issued by the Company.

     Additional Robertson Warrants:        Warrants to purchase 10% of the
                                           aggregate number of additional shares
                                           of Common Stock subject to issuance
                                           upon exercise of the Additional
                                           Warrants.

Fees Payable to CSFB:

Cash Compensation:                         $600,000

                                   EXHIBIT D

                     FORM OF REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT E

                      FORM OF CERTIFICATE OF DESIGNATIONS

                                   EXHIBIT F

                FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS


March 14, 2002


Via Federal Express

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY  10038
Attention:  Isaac Kagan

     Re: Reservation of Shares of Common Stock Pursuant to Sale by Manufacturers' Services Limited of up to 830,000 Shares of 5.25% Series A Convertible Preferred Stock and Warrants to Purchase up to 1,612,281 Shares of Common Stock

Ladies and Gentlemen:

     Manufacturers' Services Limited, a Delaware corporation (the "Company"), has agreed (i) to sell to the buyers listed on Schedule A hereto (the "Buyers"), on the date hereof, 830,000 shares of 5.25% Series A Convertible Preferred Stock, par value $.001 per share(the "Series A Preferred"), convertible into shares of the common stock, par value $.001 per share (the "Common Stock") of the Company, and warrants (the "Warrants") to purchase 1,612,281 shares of Common Stock, pursuant to that certain Securities Purchase Agreement dated as of March 12, 2002, by and among the Company and each Buyer (the "Securities Purchase Agreement"), (ii) in the event that Over-Allotment Option is exercised by Robertson Stephens, Inc. ("Robertson") and consented to by the Company within forty-five (45) days of the Closing (as defined in the Securities Purchase Agreement), to issue up to 200,000 additional shares of Series A Preferred and Warrants to purchase up to 388,502 shares of Common Stock; and (iii) to issue to Robertson Warrants to purchase the number of shares of Common Stock set forth in the Schedule of Fees attached as Exhibit C to the Securities Purchase Agreement, plus an additional amount of Warrants in the event the Over-Allotment Option is exercised by Robertson (and consented to by the Company). Capitalized terms used herein without definition have the meanings assigned to them in the Securities Purchase Agreement.

     You are hereby instructed to:

     (a) Establish as of the date of this letter a reserve of 7,503,696 shares of Common Stock for issuance to holders of Series A Preferred upon conversion of their Series A Preferred (the "Conversion Share Reserve"). The Conversion Share Reserve shall be adjusted pursuant to the terms of the Series A Preferred to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, exchange or other like change with respect to Common Stock occurring on or after the date hereof. In the event that the Over-Allotment Option is exercised by Robertson (and consented to by the Company), we will deliver to you revised instructions to reflect the additional number of shares of Common Stock to be reserved for issuance upon conversion of the additional Series A Preferred.

     (b) Establish as of the date of this letter a reserve of 1,715,234 shares of Common Stock for issuance to holders of Warrants upon exercise of their Warrants (the "Warrant Share Reserve"). The Warrant Share Reserve shall be adjusted pursuant to the terms of the Warrants to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, exchange or other like change with respect to Common Stock occurring on or after the date hereof. In the event that the Over-Allotment Option is exercised by Robertson (and consented to by the Company), we will deliver to you revised instructions to reflect the additional number of shares of Common Stock to be reserved for issuance upon exercise of the additional Warrants.

     A registration statement on Form S-3 to register the Common Stock issuable out of the Conversion Share Reserve and the Warrant Share Reserve (the "Registration Statement") will be filed with the Securities and Exchange Commission (the "Commission") on or before April 13, 2002. We will forward to you copies of the filing promptly after it is declared or deemed effective by the Commission.

     Until notified by us, the certificates evidencing the shares of Common Stock issued out of the Conversion Share Reserve or the Warrant Share Reserve will bear the restrictive legend set forth below:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE LAWS. THE SECURITIES MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT OR THERE IS AN EXEMPTION THEREFROM. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

     Until notified by us, certificates evidencing shares of Common Stock held by or transferred to an "affiliate" (as defined in Rule 501(b) of Regulation D under the Securities Act) of the Company will bear the restrictive legend set forth below:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY BE SOLD ONLY IN COMPLIANCE WITH RULE 144, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A VALID EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

     We enclose the following additional documents:

     1.   A copy of the Securities Purchase Agreement; and

     2. A capitalization table listing the Buyers and Robertson and their respective beneficial ownership interests in the shares of Common Stock.

     Please sign in the space provided below to evidence your acceptance and acknowledgment of your responsibilities under this letter. Please call me at
(978) 318-2613 if you require any further information. Thank you for your assistance.

                                       Very truly yours,

                                       MANUFACTURERS' SERVICES LIMITED


                                       By:
                                          ------------------------------------
                                       Its:

Acknowledged and Agreed:

AMERICAN STOCK TRANSFER & TRUST
COMPANY


By:
   -------------------------------------------------
Its:

cc:  Mr. David J. Fullerton (w/o encl.)
     John A. Burgess, Esq. (w/o encl.)
     Brian Lane, Esq. (w/o encl.)

Enclosures

                                   EXHIBIT G

                        FORM OF COMPANY COUNSEL OPINION


                                 March 14, 2002

To the Buyers Named on
Schedule A attached hereto

     Re: Securities Purchase Agreement


     Ladies and Gentlemen:

     This opinion is being furnished pursuant to Section 7(d) of the Securities Purchase Agreement, dated as of March 12, 2002 (the "Agreement"), by and among Manufacturers' Services Limited, a Delaware corporation (the "Company"), and each of the persons identified in the Agreement as a "Buyer" (each of whom is named on Schedule A attached hereto (collectively, the "Buyers" and individually, a "Buyer")). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

     We have acted as counsel to the Company in connection with the preparation, execution and delivery of the Agreement. As such counsel, we have examined and are familiar with and have relied upon the following documents:

     (a) the Certificate of Incorporation and By-Laws, each as amended to date, of the Company;

     (b) the Certificate of Designations of the Company, as filed with the Secretary of State of the State of Delaware on March 14, 2002 (the "Certificate of Designations");

     (c) a Certificate of the Secretary of State of the State Of Delaware, dated March 14, 2002, attesting to the continued legal existence and corporate good standing of the Company in Delaware (the "domestic certificate");

     (d) the Agreement, the Registration Rights Agreement dated of even date herewith among the Company and certain of the Buyers (the "Registration Rights Agreement") and the Warrants to purchase Common Stock of the Company issued by the Company to the Buyers pursuant to the Securities Purchase Agreement (the "Warrants" and, collectively with the Agreement and the Registration Rights Agreement, the "Transaction Documents"));

     (e) an Officer's Certificate from the Company, dated as of the date hereof (the "Officer's Certificate"), attesting to the Company's charter and By-Laws, certain resolutions adopted by the Board of Directors of the Company, the incumbency of certain officers of the Company and as to certain other matters; and

     (f) such other records of meetings, documents, instruments and certificates (including but not limited to certificates of public officials and officers of the company) as we have considered necessary for purposes of this opinion.

     In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the completeness of all corporate and stock records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

     In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Company and upon the representations and warranties made by the Buyers and the Company in the Transaction Documents. We have not attempted to verify independently such facts, although nothing has come to our attention which has caused us to question the accuracy of such certificates or representations and warranties.

     Any reference herein to "our knowledge," or to any matter "known to us", "coming to our attention" or "of which we are aware", or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to the transaction to which this opinion relates (including the preparation of the Transaction Documents) of the existence or absence of any facts which would contradict our opinions and statements set forth herein. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company. Without limiting the foregoing, we have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

     For purposes of this opinion, we have assumed that the Transaction Documents have been duly authorized, executed and delivered by all parties thereto other than the Company, and that all such other parties have all requisite power and authority to effect the transactions contemplated by the Transaction Documents. We have also assumed that each Transaction Document is the valid and binding obligation of each party thereto other than the Company and is enforceable against such other parties in accordance with its terms. We do not render any opinion as to the application of any federal or state law or regulation to the power, authority or compliance of any party to the Transaction Documents other than the Company.

     Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court. We are expressing no opinion herein as to the enforceability of Sections 6 or 7 of the Registration Rights Agreement. We are expressing no opinion herein with respect to compliance by the Company with state securities or "blue sky" laws, or with any state or federal securities antifraud laws.

     We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Transaction Documents on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, including, without limitation, any provision relating to non-competition and non-solicitation or relating to indemnification and contribution with respect to securities law matters, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of the Transaction Documents may not be waived or modified except in writing or (h) relating to choice of law or consent to jurisdiction.

     Our opinions expressed in paragraph 1 below, insofar as they relate to the valid existence and good standing of the Company, are based solely on the Domestic Certificate and are limited accordingly, and, as to such matters, our opinions are rendered as of the date of such certificate. We express no opinion as to the tax good standing of the Company in any jurisdiction.

     For purposes of our opinions in paragraphs 4, 9 and 10 below, we have relied upon representations made by the Buyers in Section 2 of the Agreement, and have assumed (without any independent investigation) the accuracy of such representations. For purposes of our opinions in paragraphs 4, 9 and 10 below, we have also assumed that in connection with the offer and sale of securities to the Buyers, neither the Company nor any person acting on its behalf has engaged in any form of "general solicitation or general advertising" within the meaning contemplated by Rule 502 (c) of Regulation D.

     We are opining herein solely as to the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct. We note that the Transaction Documents state that they are governed by New York law.

     For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Transaction Documents will be identical to the facts and law governing its performance on the date of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Company is validly existing in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and assets as known to us, to conduct its business as described in the Confidential Private Placement Memorandum, and to enter into and perform its obligations under the Transaction Documents.

     2. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and the Transaction Documents have been duly executed and delivered by the Company.

     3. The Transaction Documents constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     4. The execution and delivery by the Company of the Transaction Documents do not, and the consummation by the Company of the transactions contemplated by the Transaction Documents will not, (i) violate the Company's Certificate of Incorporation (as amended by the Certificate of Designations) or By-Laws, (ii) violate, breach or result in a default under, any existing obligation of or restrictions on the Company under any agreement listed as an exhibit to the Company's most recent annual report on Form 10-K (except as set forth in the Disclosure Schedule), (iii) breach or otherwise violate any existing obligation of or restriction on the Company under any order, judgment or decree of any state or federal court or governmental authority specifically naming the Company of which we are aware, or
          (iv) to our knowledge, violate any current Massachusetts or United States federal statute, rule or regulation that we have recognized as applicable to the Company or to transactions of the type contemplated by the Transaction Documents or the Delaware General Corporation Law statute.

     5. The Series A Preferred Stock has been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Series A Preferred Stock in accordance with the Securities Purchase Agreement, to our knowledge will be fully paid and nonassessable.

     6. The Warrants have been duly authorized by all necessary corporate action on the part of the Company.

     7. 7,094,016 shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Series A Preferred Stock by all necessary corporate action on the part of the Company and, upon conversion of the Series A Preferred Stock and delivery of such shares in accordance with the terms of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

     8. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants by all necessary corporate action on the part of the Company and, upon payment of the exercise price upon exercise of the Warrants and delivery of the Warrant Shares in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

     9. No order, consent, permit or approval of any United States federal or Massachusetts state governmental authority that we have recognized as applicable and material to the Company or to the transactions of the type contemplated by the Transaction Documents is required on the part of the Company for the execution and delivery by the Company of, and the consummation of the Company of the transactions contemplated by, the Transaction Documents except as may be required under applicable state and federal securities laws and regulations applicable to the offer and sale of the Securities and by federal and state securities laws with respect to the Company's obligations under the Registration Rights Agreement.

     10. Assuming the accuracy of the representations of the Buyers in Section 2 of the Securities Purchase Agreement, the issuance and sale of the Series A Preferred Stock and the Warrants, and the issuance of Common Stock upon conversion of the shares of Series A Preferred Stock are exempt from the registration under the Securities Act of 1933, as amended.

     This opinion is provided to the Buyers as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

     This opinion is rendered only to the Buyers and is solely for the benefit of the Buyers in connection with the transactions contemplated by the Transaction Documents. This opinion may not be relied upon by the Buyers for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose without our prior written consent.

                                                    Very truly yours,


                                                    HALE AND DORR LLP

                                   SCHEDULE A

                               Wire Instructions


Bank:                      Citizens Bank
ABA #                      011-500-120
For the Account of:        Hale and Dorr Clients Special
Account Number:            110782-454-8
Swift Number:              CTZIUS33
Attention:                 Manufacturers' Services Limited/Private Placement
                           (Thomas S. Ward)

                               TABLE OF CONTENTS

                                                                           Page

SECTION 1.   Purchase and Sale of Series A Preferred and Warrants............2

SECTION 2.   Buyer's Representations and Warranties..........................2

SECTION 3.   Representations and Warranties of the Company...................6

SECTION 4.   Covenants......................................................13

SECTION 5.   Transfer Agent Instructions....................................16

SECTION 6.   Conditions to the Company's Obligation to Close................17

SECTION 7.   Conditions to Each Buyer's Obligation to Purchase..............17

SECTION 8.   Indemnification................................................19

SECTION 9.   Miscellaneous..................................................21



                                   SCHEDULES

Schedule 3(a)...........Subsidiaries
Schedule 3(e)...........Conflicts
Schedule 3(p)...........Transactions with Affiliates


                                    EXHIBITS

Exhibit A...............Schedule of Buyers
Exhibit B...............Form of Warrant
Exhibit C...............Schedule of Fees
Exhibit D...............Form of Registration Rights Agreement
Exhibit E...............Certificate of Amendment of Certificate of Incorporation
Exhibit F...............Form of Irrevocable Transfer Agent Instructions
Exhibit G...............Form of Company Counsel Opinion